CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
Diccicco Battista Communications	American Realty Capital Trust, Inc.
tdefazio@dbcworks.com	bjones@arctreit.com
Ph: (484-342-3600)	Ph: (646-937-6900)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Announces 2012 Dividend Tax Status

New York, New York, January 16, 2013 – American Realty Capital Trust, Inc. (NASDAQ: “ARCT”) (“ARCT” or the “Company”) announced today its year-end tax reporting information for 2012 dividends paid to stockholders. Of these dividends paid to common stockholders, 89.7% are classified for federal income tax purposes as a return of capital. Stockholders should consult with their personal tax advisors as to the specific tax treatment for their ARCT dividends.

The 2012 distributions paid of $0.705 per Common share (Cusip #02917L101) are as follows:

Total Dividend Per Share	Taxable Ordinary Dividend	Capital Gain Dividends	Qualified Dividends	Unrecaptured Section 1250 Gain	Other Distribution (Return of Capital)
$0.705	$0.073	-	-	-	$0.632

About the Company

American Realty Capital Trust, Inc., a publicly-traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Additional information about the Company can be found on the Company’s website at www.arctreit.com.